Exhibit 10.8

DEVELOPMENT AGREEMENT

by and between

Spinnova Oy,

ECCO Sko A/S

and

Respin Oy

November 5, 2020

DEVELOPMENT AGREEMENT

2.	THIS DEVELOPMENT AGREEMENT (the Agreement) is entered into on [ ] 2020, by and between

3.	Spinnova Oy, a limited liability company incorporated and existing under the laws of (Finland) (Business ID 2653299-6) (Spinnova);

ECCO Sko A/S, a limited liability company incorporated and existing under the laws of Denmark (company registration No. 45349918) (ECCO); and

Respin Oy, a limited liability company incorporated and existing under the laws of Finland (Business ID [ ]) (the Company).

Spinnova, ECCO and the Company are hereinafter also referred to as a Party and jointly as the Parties.

Background and Purpose

A.	Spinnova and KT Trading AG have established the Company as a 50%/50% joint venture for the purpose of the development and commercialization of staple and continuous filament fibres manufacturing based on collagen originating materials, including collagen waste, leather waste and “WetBlue” waste materials (the Business), a technology that is based on intellectual property and know-how owned by Spinnova and ECCO (the Technology).

B.	The establishment of the Company is a subsequent phase following the project performed in accordance with the terms and conditions of the Joint Development Agreement entered into by and between ECCO and Spinnova in 2017 (the Joint Development Agreement 2017), under which ECCO and Spinnova have agreed, inter alia, that all intellectual property rights arising out of the performance of the project of the Joint Development Agreement 2017, improvement of ECCO’s and Spinnova’s Background Rights or derivative works generated in relation to staple fibre manufacturing processes based on collagen originating materials whether made solely by ECCO or Spinnova or jointly by ECCO and Spinnova, shall be jointly owned.

C.	In addition to this Agreement, Spinnova and KT Trading AG have on or about the date hereof also entered into a Joint Venture Agreement setting out the terms governing the investments of Spinnova and KT Trading AG into the Company and the provisions applicable to the Business, the ownership of shares in the Company and the ongoing administration and governance of the Company (the Joint Venture Agreement).

D.	Spinnova, ECCO and the Company have on or about the date hereof entered into a License Agreement whereby Spinnova and ECCO, as licensors, have agreed to grant to the Company a license to exploit the IPR owned by them relating to the Technology to be used exclusively as part of the Business (the License Agreement).

E.	The purpose of this Agreement is for Spinnova to provide to the Company certain services regarding the development work, technology and equipment during the proof of concept and commercialization phases (as specified in the Joint Venture Agreement), in each case as specified in more detail herein.

The Schedules to this Agreement form an integral part of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following capitalized terms have the following meanings:

1.1	Agreement	means this Service Agreement (including its Schedules).

1.2	Additional Services	has the meaning set out in Section 2.1.4.

1.3	Affiliate	means with respect to ECCO and Spinnova, a legal entity or individual, which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such entity, and “control” (as used here and otherwise in this Agreement) means the ability to direct the policies or operations of an entity, whether by contract, ownership or equity interests, or otherwise.

1.4	Background Rights	means the IPR belonging to or held by a Party upon commencing of the Agreement or arising outside of the scope of the Agreement, including any improvements or derivative works based on the foregoing except for IPR related exclusively to staple and continuous filament fibre manufacturing processes based on collagen originating materials which in any case will be handled as Foreground Rights.

1.5	Charges	means the charges payable under this Agreement as further specified in Schedule 2.2.

1.6	Confidential Information	means any and all non-public information of any kind or nature whatsoever, whether written or oral, including, without limitation, financial information, trade secrets and other proprietary business information regarding the Parties.

1.7	Foreground Rights	means the IPR arising in connection with the Business as well as all IPR, improvements of Background Rights or derivative works, in each case to the extent relating exclusively to staple and continuous filament fibre manufacturing processes based on collagen originating materials.

1.8	Data Protection Legislation	means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation); Data Protection Act (1050/2018); the Act on Protection of Privacy in Working Life (759/2004, as amended); Act on Electronic Communication Services (917/2014, as amended); and any other laws applicable to the processing of personal data or provision of electronic communication services.

1.9	IPR	means any patents, utility models, rights to inventions and discoveries, trademarks and service marks, trade names and auxiliary trade names, copyrights (including but not limited to the right to alter the works and the right to transfer copyrights), designs, internet domains, rights to source code, database and catalogue rights, technical examples, trade secrets, know-how and other intellectual property rights, whether or not registered, and applications for any of the foregoing.

1.10	Services	means the services, hardware and machinery provided and delivered by or via Spinnova (or pursuant to Section 2.3 by a third party supplier) to the Company during the POC phase and as listed in Section 2.2 and the Schedules referred to therein (and “Service” means any of them).

The above definitions apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be construed as illustrative and shall not limit the meaning of the words preceding those terms. All references to Sections, Subsections and Schedules shall be deemed to be references to Sections and Subsections of, and Schedules to, this Agreement unless the context otherwise requires. Any reference to any contract, instrument or law is a reference to it as amended and supplemented from time to time unless the context otherwise requires. Any reference to a “day” or a number of “days” (without the explicit qualification of “Business”) is a reference to a calendar day or number of calendar days. Any reference to a time of day is a reference to Helsinki time unless otherwise indicated. When more than one Party has given a warranty or undertaking or otherwise has an obligation or liability under this Agreement, each such Party shall be considered severally responsible and liable for such warranty, undertaking, obligation, or liability.

2.	SERVICES

2.1	Provision of Services

2.1.1	General

The development work, technology and equipment during the POC Phase (as defined in the Joint Venture Agreement) shall be provided by Spinnova pursuant to the terms and conditions of this Agreement. Spinnova shall provide or procure the provision of the Services relating to the Business defined below in Section 2.2 and the Schedules referred to therein to the Company, and the Company undertakes to pay for them, in accordance with the terms of this Agreement.

Notwithstanding any provision in this Agreement to the contrary, Spinnova’s obligation to provide or procure the provision of the Services shall not apply to the extent that the provision or procurement of any such Services would constitute a breach of any applicable laws or regulations.

2.1.2	Standard of Services

Spinnova shall use its reasonable endeavours to provide or procure that the Services will be provided in a professional manner with due care and in accordance with accepted applicable industry standards.

2.1.3	Changes to Services

Spinnova may at any time change the Services if:

(a)	the change is not expected to have a material impact on (i) the Services or (ii) how the Company receives and may utilise the Services;

(b)	the change will not result in increased Charges to be payable by the Company; and

(c)	Spinnova informs the Company in reasonable detail about any material change once the decision to make the change has been made and at least thirty (30) days prior to such change being implemented.

The Company shall undertake any reasonable activities required in order to be able to continue to receive the Services following any change in the Services made in accordance with this Section 2.1.3, provided that the Company deems the changed Services appropriate for its needs.

2.1.4	Additional Services

If the Company wishes to receive or Spinnova wishes to provide an additional service related to the subject matter of this Agreement, the Company or Spinnova, as applicable, shall send a written notice regarding this to the other Party. Promptly following and in any event within thirty (30) days after the other Party’s receipt of such written notice, the Parties shall discuss in good faith whether and on what terms, including additional Charges, the required additional service (each such service, to the extent provided, an Additional Service) shall be provided to the Company.

2.2	Services

A description of the content of the Services, project milestones and a payment schedule which is aligned with the milestones is set out in Schedule 2.2, which schedule may be updated by mutual agreement by the Parties from time to time. Without limiting the Company’s obligations to make payments in accordance with Section 3.1, every time a milestone goal is reached it has to be approved by the Company before moving ahead towards the next milestone.

2.3	Third Party Suppliers

Spinnova may use third party suppliers for the performance of the Services subject to prior written approval from the Company (such approval not to be unreasonably withheld). In such cases Spinnova shall promptly inform the Company and ECCO in writing about any such wish for delegation or subcontracting and Spinnova shall if delegation is approved by the Company remain fully responsible towards the Company for any Services provided by a third-party supplier. For the avoidance of doubt, Spinnova and the Company acknowledge and agree that, unless otherwise specifically agreed in writing, the terms and conditions of this Agreement shall prevail over any terms and conditions of an agreement between Spinnova and a third party applicable to the Services.

In all cases where Spinnova uses third party suppliers for the performance of the Services, Spinnova shall:

(i)	enter into agreements with its third-party suppliers regarding the subcontracting of the Services; and

(ii)	agree that the IPR resulting from the performance of the Services by the third party suppliers shall be assigned and transferred to ECCO and Spinnova and shall be jointly owned by ECCO and Spinnova, in each case to the extent that such resulting IPR relates exclusively to staple and continuous filament fibre manufacturing processes based on collagen originating materials.

2.4	Raw Materials

The Parties acknowledge and agree that the availability of high-quality raw materials is of the utmost importance to the Company in order to ensure that the Company’s products meet the desired quality requirements. As specified in, and subject to, the Joint Venture Agreement, KT Trading AG shall be the principal supplier of raw material to the Company.

3.	PRICING AND PAYMENT

3.1	Pricing

Spinnova shall charge a total of EUR 2,500,000 (excl. VAT) for its services to the Company over the course of the POC Phase (as defined in the Joint Venture Agreement) and up to 31 October 2022. The Company shall pay to Spinnova EUR 1,750,000 (excl. VAT) upon commencement of the development and in any event no later than on [ ] 2020, whereafter the Company shall pay EUR 250,000 (excl. VAT) on each of 31 October 2021, 30 April 2022 and 31 October 2022. Spinnova will provide the Company with an invoice for the Services as contemplated with the payment dates as set out in this Section 3.1. At the end of the POC Phase (as defined in the Joint Venture Agreement), Spinnova shall provide the Company with a summary of the principal service items provided to the Company hereunder and related Charges. Charges for work conducted after 30 September 2022 shall be agreed upon by the Parties separately.

Notwithstanding the immediately preceding paragraph, in the event that the Company would not be able to, for any reason, obtain a refund of the VAT disbursements made by the Company in connection with the payment of Charges to Spinnova pursuant to this Section 3.1, then the Parties acknowledge that the Company may not have sufficient funds to make the last payment instalments that become due to Spinnova hereunder. If the Company does not have the funds required to make the payments to Spinnova under this Section 3.1 as a result of the failure to obtain said VAT refunds, then none of Spinnova, ECCO or KT Trading AG shall be obligated to provide further funding to the Company to meet these payment obligations and the Company shall not be obligated to make such remaining payment instalments to Spinnova until such time as the Company has received the required VAT refunds to make the required payments. In the event that the Company enters into any form of liquidation or insolvency proceedings, then, as part of such proceedings and the liquidation of the Company’s assets, any outstanding amount due to Spinnova under this Agreement shall be treated pari passu with any other unsecured monetary claim against the Company.

3.2	Taxes

All amounts stated in this Agreement are exclusive of taxes. If and to the extent any taxes are chargeable with respect to any amounts to be paid under this Agreement, the Parties undertake to pay any such taxes in accordance with applicable legislation.

4.	OTHER TERMS AND CONDITIONS

4.1	Assignment

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the Parties and their respective legal successors and shall not be assignable by a Party without the other Parties’ prior written consent.

4.2	Data Protection

A Party may receive personal data from the other Parties in connection with the performance of its respective rights and/or obligations under this Agreement. The Parties agree to process and/or transfer such personal data solely for the purpose of carrying out the Services in accordance with this Agreement and in full compliance with the applicable Data Protection Legislation.

4.3	Intellectual Property Rights

Subject to the License Agreement, to the extent IPR are created or developed in connection with the performance of the Services pursuant to this Agreement, such Intellectual Property Rights shall be:

(i)	jointly owned property of Spinnova and ECCO in the circumstances specified below in (a) and (b):

a.	to the extent such IPR relates exclusively to staple and continuous filament fibre manufacturing processes based on collagen originating materials; or

b.	where such IPR does not relate exclusively to staple and continuous filament fibre manufacturing processes but can be applied also as part of collagen based manufacturing processes, then Spinnova shall notify ECCO of such IPR and a separate and parallel IPR application and registration shall be pursued jointly by Spinnova and ECCO with respect to collagen originating materials and with joint ownership to such IPR (it being agreed and understood that (i) these parallel IPR application and registration processes shall be filed simultaneously and (ii) Spinnova shall remain be the sole owner of the IPR in respect of non-collagen originating materials); and

(ii)	owned by Spinnova to the extent such IPR for staple and continuous filament fibre manufacturing does not relate exclusively to collagen originating materials (but without limiting what is said in Section 4.3(i)b).

To the extent that IPR shall be jointly owned by Spinnova and ECCO as provided above, upon Spinnova’s and ECCO’s request, the Company undertakes to take any required measures needed for such IPR to be vested in or transferred jointly to Spinnova and ECCO.

For the avoidance of doubt, neither Spinnova nor ECCO shall transfer to the Company or to the joint ownership of Spinnova and ECCO any IPR that does not relate to staple and continuous filament fibre manufacturing processes based on collagen originating materials, whether by way of this Agreement, the License Agreement or the Joint Venture Agreement.

4.4	Registration of Intellectual Property Rights

As joint owners of the Foreground Rights, Spinnova and ECCO shall jointly decide whether to file for or maintain patents or other IPR protection for the Foreground Rights.

If Spinnova and ECCO decide to file for or maintain patent or other IPR protection of Foreground Rights, the Company shall assist Spinnova and ECCO to the extent necessary. Spinnova and ECCO shall jointly and equally bear all costs and income associated with the filing or maintaining of patent or other IPR protection of Foreground Rights. Parties agree that prosecution and all investigations related to such prosecution of IPR for Foreground Rights shall be performed and executed by ECCO’s usual supplier of such services, unless otherwise agreed between the Parties.

This clause 4.4 shall survive any expiration, termination and discontinuation no matter what reason expiration, termination or discontinuation is based upon.

4.5	Compliance with Spinnova’s Policies

Where the Company has access to Spinnova’s systems in order to receive the Services, the Company shall comply with all applicable Spinnova policies, as notified in writing by Spinnova to the Company from time to time, applicable to the receipt of the Services, including but not limited to information security policies. The Company shall defend, indemnify and hold harmless Spinnova from and against all direct losses, damages, claims and expenses resulting from any failure by the Company to comply with Spinnova’s policies.

4.6	Confidentiality

The Parties undertake not to disclose to third parties nor use for any other purpose than for the proper fulfilment of the purpose of this Agreement and the transactions contemplated hereby, the contents or existence of this Agreement or any Confidential Information received from the other Party unless and to the extent (i) required to do so by any applicable laws, regulations or rulings of competent courts or authorities, or any applicable stock exchange rules, or (ii) such disclosure has been consented to by the other Party.

In case Spinnova uses any third party suppliers for the performance of the Services, Spinnova shall enter into confidentiality agreement under which it shall agree on the confidentiality of work performed by the third party suppliers in line this Section 4.6 on Confidentiality.

The obligations set forth in this Section 4.6 shall continue to apply for a period of five (5) years after the disclosure of any Confidential Information.

4.7	Company’s Remedy

The Company’s sole remedy with respect to the Services and under this Agreement shall be, where a defect is capable of being remedied, to require renewed and adequate performance of a defective Service by Spinnova or its relevant Affiliate providing the Service in question.

The Company shall give Spinnova or its relevant Affiliate a written notice giving full particulars of any allegedly defective Service in order for Spinnova or its relevant Affiliate to remedy any defect in the performance of the Services.

4.8	Notices

All notices, demands and other communication arising out of or relating to this Agreement shall be in writing in the English language and shall be sent by first class mail or e-mail to the relevant Party or Parties at the following address or e-mail or at such other address or e-mail which has been provided in accordance with this Section 4.8. Notices and other communication shall be deemed to have been received by the relevant Party or Parties (a) on the third (3rd) business day after the day of mailing if sent by first class mail; or (b) on the day of transmission if sent by e-mail, provided that no notice of unsuccessful transmission has been obtained.

If to Spinnova:

Spinnova Oy

Palokärjentie 2-4

FIN-40320 Jyväskylä
Finland

Attention: ████████████

E-mail: █████████████████████

If to the Company:
Registered address

Attention: Managing director and Chairman of the Board

If to ECCO:

ECCO Sko A/S

Industrivej 5

6261 Bredebro

Denmark

Attention: ████████████

E-mail: ███████████████

4.9	Amendments and Waivers

Any amendment to or waiver of this Agreement shall be made in writing and shall have no effect before signed by the duly authorized representatives of all Parties or, in the case of a waiver, by the Party waiving compliance with this Agreement.

Failure by any Party at any time to require performance of any provisions of this Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

4.10	Entire Agreement

This Agreement, including its Schedules, the Joint Venture Agreement and the License Agreement constitute the entire agreement between the Parties with respect to subject matter hereof and supersede all prior proposals and agreements both written and oral, and all other written and oral understandings, representations and communications between the Parties.

4.11	Term and Termination

4.11.1	Term

This Agreement enters into force upon its execution and shall continue in force until at least 30 June 2022 and may thereafter be terminated by a Party by written notice to the other Parties at least sixty (60) days in advance. Notwithstanding the immediately preceding paragraph, the Parties acknowledge that each of Spinnova and KT Trading AG have the right under the Joint Venture Agreement to terminate the POC Phase (as defined in the Joint Venture Agreement) until the second (2nd) anniversary of the date of the Joint Venture Agreement and, in the event of such termination, this Development Agreement shall also be terminated. For the avoidance of doubt, such termination shall not have any effect on the Charges paid by the Company to Spinnova hereunder prior to such termination or Charges that have become payable hereunder at such time.

4.11.2	Termination for Insolvency

Each Party may terminate this Agreement immediately by written notice to the other Parties if a Party becomes unable to pay its debts, enters into liquidation, becomes bankrupt, makes an arrangement with its creditors, becomes subject to an administration order, or a receiver or administrative receiver is appointed over all or any of its assets, or takes or suffers to be taken any similar action in consequence of a debt, ceases or threatens to cease trading or is dissolved, or any procedure equivalent to any of the preceding matters occurs in any other jurisdiction with respect to said Party.

4.11.3	Termination for Breach

Each Party may terminate this Agreement immediately by written notice to the other Parties if a Party commits a material breach of its obligations under this Agreement and (where the breach is capable of being remedied) that breach has not been remedied within thirty (30) days after the receipt of a written notice giving full particulars of the breach and requiring the other Party or Parties to remedy it.

4.11.4	Survival of Rights upon Termination or Expiry

Termination or expiry of this Agreement shall not affect any rights or obligations which may have accrued prior to such termination or expiry, including the Company’s obligation to pay the Charges for Services completed. The obligations of each Party set out in any Section intended to survive such termination or expiry, including this Section 4.11.4 and Sections 4.2 (Data Protection), 4.6 (Confidentiality), Section 4.13 (Governing Law) and Section 4.14 (Arbitration) shall continue in full force and effect notwithstanding termination or expiry of this Agreement.

4.12	Interpretation

In the case of discrepancies in this Agreement and its Schedules, the wording of the Schedules shall prevail.

4.13	Governing Law

This Agreement shall be governed by the substantive laws of Finland.

4.14	Arbitration

(a)	Any dispute, controversy or claim arising out of or in connection with this Agreement or the transactions contemplated herein, or the breach, termination or validity thereof shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators.

(b)	The Parties agree that the arbitral proceedings, including all information disclosed in the course of such proceedings and any decision made during the proceedings, shall be kept strictly confidential. Such confidential information may not be disclosed to a third party without prior written approval of all Parties, except if a Party is required to do so by law, or by any applicable stock exchange (or other recognized market place) regulations or for the purpose of securing the Party’s own interests against the other Party or Parties in relation to a dispute.

(c)	The language to be used in the arbitral proceedings shall be English. The place of arbitration shall be Helsinki.

4.15	Counterparts of Agreement

This Agreement has been executed in three (3) identical counterparts, one (1) for each Party.

[signatures on next page]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

SPINNOVA OY

ECCO SKO A/S

VP applied research ECCO	Executive Vice President

RESPIN OY